Exhibit 99.3

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fourth Amendment to Employment Agreement (this "Amendment"), dated as of May 20, 2014, by and between American Campus Communities, Inc. (the "Company") and James C. Hopke, Jr. ("Executive").

WHEREAS, the Company and Executive have entered into an employment agreement dated as of April 28, 2005, as amended (the "Employment Agreement"); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth herein, to be effective as of October 1, 2014.

NOW, THEREFORE, the Company and Executive agree as follows:

1. Position, Duties and Responsibilities.  The first sentence of Section 3(a) of the Employment Agreement is amended and restated to read in its entirety as follows:

"During the Term of Employment, Executive shall be employed and serve as the Executive Vice President and Chief Operating Officer of the Company (together with such other position or positions consistent with Executive's title as the Board shall specify from time to time) and shall have such duties typically associated with such title and shall report to the Company's Chief Executive Officer."

2. Base Salary.  Section 4(a) of the Employment Agreement is amended and restated to read in its entirety as follows:

"(a)           Base Salary.  Executive shall be paid an initial Base Salary (the "Base Salary"), at the annual rate of no less than $300,000, subject to applicable and authorized deductions and withholdings and payable in accordance with the regular payroll practices of the Company.  Such Base Salary may be increased by the Board in its discretion, but in no event may be decreased."

3. Date of Employment.  For purposes of determining the number of full years of Executive's employment and other business relationships with the Company and any predecessor of the Company under any of the Company's or its subsidiaries' plans, programs or arrangements, the date of the commencement of Executive's employment with the Company shall be deemed to be February 7, 2000, and such employment shall be deemed to have been continuous from such date to the date of a future Termination of Service.

4. Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Employment Agreement.

5. Ratification.  Except as otherwise expressly provided in this Amendment, the Employment Agreement is hereby ratified and confirmed and shall continue in full force and effect in accordance with its terms.

6. Counterparts.  This Amendment may be executed in identical counterparts, which when taken together shall constitute one and the same instrument.  A counterpart transmitted by facsimile shall be deemed an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written, to be effective as of October 1, 2014.

AMERICAN CAMPUS COMMUNITIES, INC.

By:	/s/ William C. Bayless, Jr.
William C. Bayless, Jr.
President and Chief Executive Officer

/s/ James C. Hopke, Jr.
James C. Hopke, Jr.

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